Exhibit 99.1

Tri-State 1st Banc, Inc.

16924 St. Clair Avenue

East Liverpool, Ohio 43920

(330) 385-9200

Financial Earnings Release

October 28, 2004

Contacts:	Charles B. Lang, President
Kevin Anglemyer, Chief Financial Officer

Phone:	(330) 385-9200
Fax:	(330) 386-7452

For Immediate Release

Tri-State 1st Banc Reports Third Quarter Earnings

East Liverpool, OH. – Tri-State 1st Banc, Inc. (NASDAQ “TSEO”), parent company of 1st National Community Bank and Gateminder Corporation, today reported net income for the third quarter ended September 30, 2004 of $0.25 per diluted share or $224,000. This is compared to $0.25 per diluted share or $225,000 for the third quarter a year ago and $0.23 per diluted share or $209,000 for the second quarter of 2004. Included in the third quarter of 2003 was a one-time pre-tax gain of $68,000 from the sale of $1.1 million in investment securities.

For the nine months ended September 30, 2004, net income rose by $44,000 or 8.0% to $0.66 per diluted share or $588,000. This is compared with $0.60 per diluted share or $544,000 for the same period in the prior year. Net income on a diluted basis per share was up 10.0% for the year to date period.

Charles B. Lang, President of the Company, stated: “The banking subsidiary reported another strong performance in the third quarter of this year in spite of a narrowing of the interest margins. The reduction in interest margins was more than compensated for by a rise in non-interest income. If the one-time gain in security sales were excluded from the 2003 period, the net income comparison of the third quarter of 2004 would reflect a 24.4% increase. I anticipate that the acquisition of MDH Investment Management by the Company will take place late in the fourth quarter of this year. This acquisition once completed should be accretive to Company earnings but will have a negligible effect on earnings for the year 2004. However, I anticipate that in 2005 the earnings of the holding company will benefit from the addition of MDH to total operations.”

Tri-State 1st Banc, Inc.

Earnings Release

Page 2.

1st National Community Bank operates seven banking offices, five in Columbiana County, Ohio and one each in Hancock County, West Virginia and Beaver County, Pennsylvania. The Bank was chartered in June of 1987 by the office of the Comptroller of the Currency as a national banking association. Gateminder Corporation is an Ohio Corporation founded in 1999. It provides ATM support and maintenance service to merchant-owners, amusement facilities, banks and credit unions in Ohio, West Virginia and Pennsylvania.

END

Tri-State 1st Banc, Inc., and its wholly-owned subsidiaries, 1st National Community Bank and Gateminder Corporation, may from time to time make written or oral “forward-looking statements”, including statements contained in its filings with the Securities and Exchange Commission. These forward-looking statements may also be in included in press releases, such as this one, and other communications by the company, which are made in good faith by us pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements included statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risk and uncertainties, and are subject to change based on various factors (some of which are beyond our control). The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan” and similar expressions are intended to identify forward-looking statements.